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                           M. H. Meyerson & Co., Inc.

                                   Exhibit 11

                         Statement of Earnings Per Share

The earnings per share during the periods presented were calculated as follows:

Nine months ended October 31, 2000


6,507,815 shares from February 1 to February 17       17 days      110,632,855
6,517,815 shares from February 18 to March 16         28 days      182,498,820
6,527,815 shares from March 17 to April 4             19 days      124,028,485
6,547,815 shares from April 5 to April 12              8 day        52,382,520
6,552,815 shares from April 13 to April 25            13 days       85,186,595
6,565,315 shares from April 26 to April 30             5 days       32,826,575
6,565,315 shares from May 1 to May 22                 22 days      144,436,930
6,570,315 shares from May 23 to May 31                 9 days       59,132,835
6,590,315 shares from June 1 to June 1                 1 days        6,590,315
6,595,315 shares from June 2 to June 29               28 day       184,668,820
6,582,315 shares from June 30 to July 31              32 days      210,634,080
6,582,315 shares from August 1 to August 31           31 days      204,051,765
6,582,315 shares from September 1 to September 17     17 days      111,899,355
6,575,915 shares from September 18 to September 30    13 days       85,486,895
6,575,915 shares from October 1 to October 31         31 days      203,853,365
                                                     274 days    1,798,310,210

1,798,310,210 shares divided by 274 days=6,563,176 average shares outstanding.

Equivalent shares using modified treasury stock method:

Shares assumed sold:
                              114,091        1.1           125,500
                               15,000        1.96875        29,531
                              159,429        2.1875        348,751
                              582,500        2.25        1,310,625
                               10,000        2.4375         24,375
                               25,000        2.5            62,500
                               10,000        2.8125         28,125
Shares assumed bought:       (490,008)       3.9375     (1,929,407)
Total:                        426,012                            0

Total weighted average outstanding shares: 6,989,188
$1,437,040 / 6,989,188 = $0.21 earnings per diluted share.




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Nine months ended October 31, 2001

6,571,715 shares from February 1 to February 12       12 days       78,860,580
6,573,123 shares from February 13 to February 19       7 days       46,011,861
6,575,097 shares from February 20 to March 5          14 days       92,051,358
6,577,226 shares from March 6 to March 8               3 days       19,731,678
6,578,547 shares from March 9 to March 11              3 days       19,735,641
6,579,785 shares from March 12 to March 20             9 days       59,218,065
6,581,514 shares from March 21 to April 30            41 days      269,842,074
6,581,514 shares from May 1 to July 31                92 days      605,499,288
6,581,514 shares from August 1 to October 31          92 days      605,499,288

                                                     273 days    1,796,449,833


1,796,449,833 divided by 273 days = 6,580,402 average shares outstanding

$(9,521,157) / 6,580,402 = $(1.45) loss per share.